Exhibit 8.1

[FBD LETTERHEAD]

Scottish Power plc
1 Atlantic Quay
Glasgow
G2 8SP
Scotland

Scottish Power Finance (US), Inc.
825 N.E. Multnomah Street
Suite 2000
Portland
Oregon 97232
USA

29 October 2004

Dear Sirs

We have acted as English solicitors to Scottish Power Plc and Scottish Power Finance (US), Inc., (the Companies), in connection with the preparation of a Registration Statement of the Companies on Form F-3 (the Registration Statement) relating to the possible issue by the Companies of up to $4,000,000,000 of debt securities, preference shares, ordinary shares and guaranteed debt securities under the Registration Statement.

1. In rendering this opinion we have examined a draft of the Registration Statement and relied upon the statements as to factual matters contained therein.

2. This opinion is confined to matters of English law as at the date of this opinion and is governed by and should be construed in accordance with English law. Statements relating to United Kingdom taxation are based on the laws of England as currently applied by the English courts and on generally published practice of the Inland Revenue and H.M. Customs and Excise applying as at the date of this opinion. Accordingly, we express no opinion herein with regard to any system of law other than the laws of England as currently applied by the English courts. In particular, we express no opinion on European Community law as it affects any jurisdiction other than England.

Assumptions

3. In considering the Registration Statement and in rendering this opinion we have with your consent and without any further enquiry assumed that the Registration Statement examined by us in draft form will be executed in the form of that draft.

Opinion

4. On the basis of and subject to the foregoing and any matters not disclosed to us, and having regard to such considerations of English law in force, and generally published practice of the Inland Revenue and H.M. Customs and Excise applying, as at the date of this letter as we consider relevant, we are of the opinion that the statements in the Registration Statement under the caption “Certain US Federal and UK Tax Considerations - United Kingdom Taxation” with respect to matters of English law are true and correct in all material respects as a summary as described in that section, and subject to the qualifications contained in those statements.

Observations

5. It should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including the statements of foreign law, or the reasonableness of any statement or opinion or intention contained in or relevant to any document referred to herein, or that no material facts have been omitted therefrom. This opinion is also given on the basis that we undertake no responsibility to notify you of any change in English law after the date of this opinion.

6. This opinion is addressed to you for your benefit in relation to the preparation of the Registration Statement and, except with our prior written consent, is not to be transmitted or disclosed to or used or relied upon by any other person or used or relied upon by you for any other purpose.

Consent

7. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Certain US Federal and UK Tax Considerations – United Kingdom Taxation” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act of 1933, as amended.

Yours faithfully

Freshfields Bruckhaus Deringer

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